Exhibit 23.2
                             Consent of Independent

                          Certified Public Accountants


Provectus Pharmaceuticals, Inc.
Knoxville, Tennessee

     We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-3 of our report dated March 5, 2003, relating to the consolidated financial statements of Provectus Pharmaceuticals, Inc. appearing in the Company's Annual Report on Form 10-KSB for the period from January 17, 2002 (inception) through December 31, 2002. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern. We also consent to the reference to us under the heading "Experts" in such Prospectus.





/S/ BDO Seidman, LLP
BDO Seidman, LLP
Chicago, Illinois


January 16, 2004